**PROMISSORY NOTE**

New York City, New York
Dated as of: April 1, 2007
Maturity Date: April 1, 2010

FOR VALUE RECEIVED, MEDICAL INFUSION TECHNOLOGIES, Inc., a Georgia corporation, and MIT AMBULATORY CARE CENTER, LLC, a Delaware limited liability company doing business as "MIT Ambulatory Care Center" (together, the "Borrower"), jointly and severally, promise to pay to NORTHERN HEALTHCARE CAPITAL, LLC, a New York limited liability company (the "Lender"), its endorsees, successors and assigns (collectively, the "Holder"), at the office of the Lender, at 333 Seventh Avenue, Third Floor, New York City, New York 10001, or such other place as the Holder may from time to time designate, the principal sum of TWO MILLION AND 00/100 Dollars ($2,000,000.00) or such additional amount or portion thereof as may be outstanding pursuant to the terms of the Credit and Security Agreement between Borrower and Lender of even date herewith, as the same may amended from time to time (the "Credit Agreement"), together with interest thereon at the rate of interest hereinafter set forth, in coin or currency, which, at the time or times of payment, is legal tender for the payment of public and private debts in the United States of America. This Note shall be payable in the following manner and on all following terms and at the following times and is subject to the provisions of the Credit Agreement:

1. **DEFINITIONS**. Capitalized terms used herein shall have the meanings set forth in the Credit Agreement.

2. **LOAN PROCEEDS**. The proceeds of the Loan shall be disbursed from time to time as set forth in the Credit Agreement. Borrower hereby warrants and covenants that the proceeds of this Note shall be used exclusively for commercial purposes and not for any personal purposes whatsoever.

3. **INTEREST**. On and after the date the proceeds hereof are disbursed and until the Maturity Date, the outstanding principal balance of this Note shall bear interest at the rate set forth in, and as calculated pursuant to, the Credit Agreement.

4. **TERMS OF PAYMENT**. Interest shall be paid monthly as set forth in the Credit Agreement. All then-outstanding principal of and interest on this Note shall be due and payable in full on April 1, 2010. Subject to the terms of the Credit Agreement, Borrower may prepay the principal of this Note in whole or in part at any time and from time to time and from time to time. Each prepayment of this Note may be made without premium or penalty, except as set forth in the Credit Agreement. Any amounts pre-paid shall be eligible to be re-advanced subject to the terms of the Credit Agreement. Notwithstanding the foregoing, the outstanding principal balance shall be payable on such earlier date as payment hereunder shall have been accelerated by virtue of the occurrence of an Event of Default.

5. **EVENTS OF DEFAULT.** The Events of Default under this Note are set forth in the Credit Agreement.

6. **EFFECTS OF DEFAULT.** If any Event of Default shall occur and be continuing, then, and in each such case, notwithstanding any provision or inference to the contrary, Lender shall have the rights set forth in the Credit Agreement.

7. **APPLICATION OF PAYMENTS**. So long as an Event of Default does not exist, all payments on the Loan shall be applied first to any costs of collection, then to late charges, then to interest and then to principal, except that if any advance made by Lender under the terms of any instruments securing this Note is not repaid, any monies received, at the option of the Lender, may first be applied to repay such advances, plus interest hereon, and the balance, if any, shall be applied as above. If an Event of Default exists, the Lender may apply any payments received on this Note to principal, interest, late charges or other amounts due from the Borrower in such order as Lender, in its sole discretion shall determine.

8. **SECURITY**. The payment and performance of this Note is secured by the collateral identified in the Credit Agreement and by a Guaranty and Pledge Agreement which will in turn be secured by the collateral identified therein.

9. **TIME OF ESSENCE; NO WAIVER; REMEDIES CUMULATIVE; SEVERABILITY**. Time is of the essence. No delay or omission in the exercise of any right hereunder or under the Credit Agreement shall operate as a waiver of such right or of any other remedy under this Note or the Credit Agreement. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on a future occasion. All rights and remedies of Holder under the terms of this Note, under the terms of the Credit Agreement, and under any statutes or rules of law shall be cumulative and may be exercised successively or concurrently. Any provision of this Note which may be unenforceable or invalid under any law shall be ineffective to the extent of such unenforceability or invalidity without affecting the enforceability or validity of any other provision hereof.

10. **COSTS OF COLLECTION**. In the event of any Event of Default hereunder the Borrower agrees to pay the costs of collection, including court costs and reasonable attorneys' fees (prior to trial, at trial, and on appeal) incurred in collecting the debt secured hereby, or in exercising or defending, or obtaining the right to exercise, the rights of Holder hereunder or under the Credit Agreement, and in bankruptcy, insolvency, arrangement, reorganization and other debtor relief proceedings, in other court proceedings brought in accordance with this Note, or the Credit Agreement, and all costs and expenses incurred by Holder or the Lender in protecting or preserving the property and interests which are subject to this Note and the Credit Agreement.

11. **WAIVER OF PRESENTMENT. ETC**. Demand for payment, presentment for payment, protest, notice of protest, notice of non-payment, notice of dishonor, notice to accelerate maturity, notice of acceleration of maturity, notice of intent to foreclose on any collateral securing this Note, all other notices, diligence in collection as to each and every payment due hereunder, and all other requirements necessary to charge or hold the Borrowers to

any obligation hereunder are waived. Consent is given to any extension or alteration of the time or terms of payment hereof, any renewal, any release of all or any part of the security given for the payment hereof, any acceptance of additional security of any kind, and any release of, or resort to, any party liable for payment hereof.

12. **GOVERNING LAW**. This Note shall be governed by and construed in accordance with the internal substantive law, and not the choice of law rules, of the State of New York; provided, however, if any provision(s) of this Note would violate or have the effect of violating the laws of the State of New York but not the laws of Georgia then, with respect to such provision(s), the laws of Georgia shall apply. The Borrower hereby consents to, and agrees to submit to the jurisdiction of the Supreme Court of the State of New York and the United States District Court for the Southern District of New York, and agree, at the Lender's election, that any legal action or proceeding arising out of or with respect to this Note shall be brought by the Borrower and the Lender in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York, in each case, that are located in New York County, as the Lender shall elect. Borrower hereby irrevocably consents to the service of any and all process in any such action or proceeding brought in the Supreme Court of the State of New York or the United States District Court for the Southern District of New York by the delivery of copies of such process to Borrower at the address specified below. The Borrower hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which they may now or hereafter have to the bringing or maintaining of any such action or proceeding in the Supreme Court of the State of New York or in the United States District Court for the Southern District of New York, in each case, that are located in New York County, as the Lender shall elect. Nothing herein shall affect the right of the Lender to serve process in any other manner permitted by law or otherwise proceed against the Borrower in any other jurisdiction.

13. **SAVINGS CLAUSE**. Notwithstanding anything to the contrary set forth in this instrument, if at any time until payment in full of all of the indebtedness due hereunder, the interest rate on such indebtedness exceeds the highest rate of interest permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the interest rate shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the interest rate is less than the Maximum Lawful Rate the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by the Holder from the making of advances hereunder is equal to the total interest the Holder would have received had the interest rate been (but for the operation of this paragraph) the interest rate payable since the initial funding of the Loan. Thereafter, the interest rate payable hereunder shall be the interest rate provided for in this instrument unless and until the interest rate so provided for again exceeds the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by the Holder pursuant to the term hereof exceed the amount such Holder could lawfully have received had the interest due hereunder been calculated for the full terms hereof at the Maximum Lawful Rate. If a court of competent jurisdiction, notwithstanding the provisions of this paragraph, makes a final determination that the Holder has received interest in excess of the Maximum Lawful Rate, the Holder shall, to the extent permitted by applicable law, promptly apply such excess first to any

interest due and not yet paid under this Note, then to the outstanding principal balance due under this Note, then to other unpaid indebtedness and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

14. **INTEGRATION**. This Note, together with the Credit Agreement, comprises the entire agreement of the parties on the subject matter hereof and supersedes and replaces all prior agreements, oral and written, on such subject matter.

15. **NOTICES**. All notices, requests, demands, and other communications to Borrower hereunder shall be provided as set forth in Section 12.5 of the Credit Agreement.

16. **PAYMENT AUTHORIZATION**. The Borrower hereby authorizes Lender, in Lender's sole and exclusive discretion, to deduct any amount due to Lender hereunder from amounts that Lender may owe to Borrower under any other agreement or arrangement between Borrower and Lender and to apply such amount in satisfaction of all or any part of any obligation owed to Lender by Borrower hereunder.

17. **WAIVER OF RIGHT TO TRIAL BY JURY. THE BORROWER HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS NOTE OR THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND THE BORROWER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE LENDER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE BORROWER TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.**

Executed as of the date first above written.

**BORROWER:**

**MEDICAL INFUSION TECHNOLOGIES, INC.**

By: ____________________
Name: William C. Parker
Title: President

**MIT AMBULATORY CARE CENTER, LLC**

By: ____________________
Name: William C. Parker
Title: President